Exhibit 8.1

Significant Subsidiaries and Investees

The following table sets forth our significant subsidiaries and investees accounted for using the equity method at May 31, 2005:

Name of Company	Jurisdiction of Establishment	Percentage of Ownership and Voting Interest	Description
Controladora de Servicios de Telecomunicaciones, S.A. de C.V.	Mexico	100.0%	Intermediate holding company

Alquiladora de Casas, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities

Anuncios en Directorios, S.A. de C.V.	Mexico	100.0%	Producer of yellow pages directories

Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities

Consorcio Red Uno, S.A. de C.V.	Mexico	100.0%	Supplier of telecommunications network integration services and information systems

Teléfonos del Noroeste, S.A. de C.V., or Telnor	Mexico	100.0%	Fixed-line network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora

Uninet, S.A. de C.V.	Mexico	100.0%	Provider of corporate networks services and Internet access to Telmex and commercial customers

Telmex USA, L.L.C.	Delaware	100.0%	Authorized reseller of long distance services and holder of FCC authorization to provide facility-based long distance services in the United States

Latam Telecomunicaciones LLC	Delaware	100.0%	Holding company for non-Mexican subsidiaries and investments

Embratel Participações S.A.	Brazil	95.1%(1)	Intermediate holding company of subsidiary that provides domestic and international long distance, local and data services in Brazil

Empresa Brasileira de Telecomunicações S.A. – EMBRATEL	Brazil	94.0%(1)	Provider of domestic and international long distance, local and data services in Brazil

Star One S.A.	Brazil	75.2%	Provider of satellite services in Brazil

Telmex do Brasil, Ltda.	Brazil	100.0%	Provider of telecommunications services to corporate customers in Brazil

Telmex Chile Holding, S.A.	Chile	100.0%	Holding company for assets acquired from AT&T Latin America Corp. in Chile

Telmex Corp. S.A. (formerly Chilesat Corp S.A.)	Chile	99.3%	Intermediate holding company whose subsidiaries provide long distance, Internet and data network services in Chile

Techtel-LMDS Comunicaciones Interactivas, S.A.	Argentina	93.4%	Provider of wireless voice, data and video transfer services and local and long distance fixed-line voice services in Argentina

Name of Company	Jurisdiction of Establishment	Percentage of Ownership and Voting Interest	Description
Telmex Argentina S.A.	Argentina	100.0%	Provider of telecommunications services to corporate customers in Argentina

Metrored Telecomunicaciones S.R.L.	Argentina	83.4%	Provider of data services in Argentina

Telmex Colombia S.A.	Colombia	100.0%	Provider of telecommunications services to corporate customers in Colombia

Telmex Perú S.A.	Peru	100.0%	Provider of telecommunications services to corporate customers in Peru

Grupo Telvista S.A. de C.V.(2)	Delaware	45.0%	Provider of telemarketing services in the United States and Mexico

TM & MS, LLC(2)	Delaware	50.0%	Joint venture with Microsoft to operate an Internet portal (T1MSN)

(1)	Corresponds to voting interest. Our effective ownership of the total capital of Embratel Participações S.A. is 63.9% and of Empresa Brasileira de Telecomunicações S.A. – EMBRATEL is 63.1%.
(2)	Investments accounted for using the equity method.

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